Marsh & McLennan Companies 1166 Avenue of the Americas New York, NY 10036-2774 212 345 5000 www.mmc.com

Exhibit 99.1
NEWS RELEASE

Media Contact: Erick Gustafson Marsh & McLennan Companies +1 202 263 7788 erick.gustafson@mmc.com	Investor Contact: Sarah DeWitt Marsh & McLennan Companies +1 212 345 6750 sarah.dewitt@mmc.com

MARSH & McLENNAN COMPANIES NAMES JANE HOLL LUTE
TO BOARD OF DIRECTORS

NEW YORK, February 19, 2020 - The Board of Directors of Marsh & McLennan Companies (NYSE: MMC) today elected Jane Holl Lute as a director effective on March 1, 2020. With Ms. Lute’s election, the Company’s Board will consist of 13 directors.

Ms. Lute has had a distinguished career in the public and private sectors. She served in the U.S. Army for over a decade, including in Operation Desert Storm and as a director on the White House National Security Council staff under Presidents George H. W. Bush and William J. Clinton. After retiring from the Army in 1994, she joined the Carnegie Corporation as Executive Director for its Commission on Preventing Deadly Conflict. She then served at the United Nations in various peacekeeping and peacebuilding roles, including as Assistant Secretary-General for Peacebuilding Support in the Executive Office of Secretary-General Ban Ki-moon.

In early 2009, President Obama nominated Ms. Lute to serve as Deputy Secretary for the U.S. Department of Homeland Security. In this role, she managed the day-to-day operations of the Department’s 500,000 employees and contract personnel. From 2013 to 2016, she was Chief Executive Officer of the Council on Cybersecurity and the Center for Internet Security. Ms. Lute currently serves as President and CEO of SICPA North America.

“Jane brings a unique blend of insights and capabilities to Marsh & McLennan,” said H. Edward Hanway, Chairman of the Company’s Board of Directors. “She has broad expertise in cybersecurity,

vast international experience and has managed large, complex organizations. We look forward to welcoming her to the Board.”

Ms. Lute also serves on the Boards of Union Pacific Corporation and Atlas Air Worldwide Holdings.

About Marsh & McLennan Companies
Marsh & McLennan (NYSE: MMC) is the world's leading professional services firm in the areas of risk, strategy and people. The Company's 76,000 colleagues advise clients in over 130 countries. With annualized revenue approaching $17 billion, Marsh & McLennan helps clients navigate an increasingly dynamic and complex environment through four market-leading firms. Marsh advises individual and commercial clients of all sizes on insurance broking and innovative risk management solutions. Guy Carpenter develops advanced risk, reinsurance and capital strategies that help clients grow profitably and pursue emerging opportunities. Mercer delivers advice and technology-driven solutions that help organizations redefine the world of work, reshape retirement and investment outcomes, and unlock health and wellbeing for a changing workforce. Oliver Wyman serves as a critical strategic, economic and brand advisor to private sector and governmental clients. For more information, visit mmc.com, follow us on LinkedIn and Twitter @mmc_global or subscribe to BRINK.

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